Exhibit 5

TIAA-CREF Life Insurance Company	Kenneth Reitz
General Counsel
8500 Andrew Carnegie Boulevard	(704) 988-4455
Charlotte, NC 28262	(704) 988-1615 Fax
Kreitz@tiaa-cref.org

April 27, 2021

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:	Post-Effective Amendment No. 2 to the
Registration Statement on Form S-1 (333-230440)
to be effective on or by April 30, 2021
for the Investment Horizon Annuity contracts

Ladies and Gentlemen:

This opinion is furnished in connection with the Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-230440) to be filed by TIAA-CREF Life Insurance Company (“TIAA Life”) with the Securities and Exchange Commission for the purpose of updating the registration under the Securities Act of 1933, as amended, of certain individual flexible premium modified guaranteed annuity contracts issued by the Company and marketed as the TIAA-CREF Investment Horizon Annuity (the “Contracts”).

I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

TIAA Life is a stock life insurance company duly organized and validly existing under the laws of the state of New York and has been duly authorized by the Insurance Division of the New York State Department of Financial Services to issue modified guaranteed annuity contracts.

2.

To the extent New York state law governs, the Contracts have been duly authorized by TIAA Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA Life enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Post-Effective Amendment No. 2 to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Prospectus.

Sincerely,

/s/ Kenneth Reitz
Kenneth Reitz
General Counsel

TIAA PUBLIC